Exhibit 4.1
MARSHALL EDWARDS, INC.
2008 STOCK OMNIBUS EQUITY COMPENSATION PLAN
Section 1. Purpose
     The Plan authorizes the Compensation Committee to provide Advisors, Employees and Non-Employee Directors that are providing, or have agreed to provide, services to the Company or its Affiliates, who are in a position to contribute to the long-term success of the Company or its Affiliates, with Options to acquire Shares. The Company believes that this incentive program will cause those Advisors, Employees and Non-Employee Directors to increase their interest in the welfare of the Company and its Affiliates, and aid in attracting, retaining and motivating Advisors, Employees and Non-Employee Directors of outstanding ability.
Section 2. Definitions
     Capitalized terms used herein shall have the meanings set forth in this Section.
     (a) “Advisor” shall mean advisors who render bona fide services to the Company or its subsidiaries where the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.
     (b) “Affiliate” shall mean any Person which is included as a member with the Company in a controlled group of corporations, within the meaning of Code section 414(b), or which is a trade or business (whether or not incorporated) included with the Company in a group of trades or business under common control, within the meaning of Code section 414(c); provided, however, that in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Code sections 1563(a)(1), (2) and (3), and in applying Treas. Reg. section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. section 1.414(c)-2.
     (c) “Board” shall mean the Board of Directors of the Company.
     (d) “Cause” shall have the meaning ascribed thereto in any effective employment or service agreement between the Company and the Grantee, or if no employment agreement is in effect that contains a definition of cause, then Cause shall mean a finding by the Compensation Committee, in its sole and absolute discretion, that the Grantee has (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the directives of the Company, (iv) materially violated any policy of the Company, or (v) engaged in conduct that is materially injurious to the Company, monetarily or otherwise.
     (e) “Change in Control” shall be deemed to have occurred if:
          (i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors.
          (ii) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.
Notwithstanding the foregoing definition of Change in Control, the Compensation Committee may modify the definition of Change in Control for a particular Grant as it deems appropriate to comply with section 409A of the Code or otherwise.
     (f) “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.
     (g) “Company” shall mean Marshall Edwards, Inc., a corporation organized under the laws of the State of Delaware.
     (h) “Compensation Committee” shall mean the members of the Board appointed by the Board to serve as the Compensation Committee with responsibility for the administration of the Plan, or if no such members of the Board are appointed, then the Compensation Committee shall consist of all of the members of the Board. In any case, the Board shall approve and administer all grants made to Non-Employee Directors. The members of the Board appointed to serve as the Compensation Committee, if applicable, should consist of two or more Persons who are “outside directors” as defined under Code section 162(m), and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Exchange Act. To the extent that the Board or a subcommittee administers the Plan, references in the Plan to the “Compensation Committee” shall be deemed to refer to the Board or such subcommittee.
     (i) “Disability” or “Disabled” shall mean a Grantee’s becoming disabled within the meaning of Code section 22(e)(3) or as otherwise determined by the Compensation Committee.
     (j) “Employee” shall mean any individual that is providing, or has agreed to provide, services to the Company or an Affiliate of the Company as an employee.
     (k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     (l) “Exercise Price” shall mean the purchase price of a Share subject to an Option, which shall not be less than the Fair Market Value of a Share as of the date an Option is granted.
     (m) “Fair Market Value” of a Share on any given date, unless the Compensation Committee determines otherwise with respect to a particular Grant, shall mean (i) if the principal trading market for the Shares is a national securities exchange, the last reported sale price of a Share on the relevant date or

(if there were no trades on that date) the latest preceding date upon which a sale was reported, (ii) if the Shares are not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of a Share on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Shares are not publicly traded or, if publicly traded, are not so reported, the Fair Market Value per share shall be as determined by the Compensation Committee pursuant to any reasonable valuation method authorized under the Code.
     (n) “Grant” shall mean a grant of Options, SARs, Stock Awards, Stock Units or Other Stock-Based Awards under the Plan.
     (o) “Grant Letter” shall mean a letter, certificate or other agreement accepted by the Grantee, evidencing the making of a Grant hereunder and containing such terms and conditions, not inconsistent with the express provisions of the Plan, as the Compensation Committee shall approve.
     (p) “Grantee” shall mean an Advisor, Employee or Non-Employee Director made a Grant under the Plan.
     (q) “ISO” shall mean any Option or portion thereof that meets the requirements of an incentive stock option under Code section 422 and that is designated by the Compensation Committee to be an ISO.
     (r) “Non-Employee Director” shall mean a member of the Board who is not an Employee.
     (s) “Nonqualified Option” shall mean any Option or portion thereof that is not an ISO.
     (t) “Options” shall refer to options issued under and subject to the Plan.
     (u) “Other Stock-Based Award” shall mean any Grant based on, measured by or payable in Shares, as described in Section 9.
     (v) “Person” shall mean an individual, partnership, corporation, limited liability company or partnership, trust, unincorporated organization, joint venture, government (or agency or political subdivision thereof) or any other entity of any kind.
     (w) “Plan” shall mean this Marshall Edwards Inc. 2008 Omnibus Equity Compensation Plan as set forth herein and as amended from time to time.
     (x) “SAR” shall mean a stock appreciation right with respect to a Share.
     (y) “Share” shall mean a share of common stock of the Company.
     (z) “Stock Award” shall mean an award of Shares, with or without restrictions.
     (aa) “Stock Unit” shall mean a unit that represents a hypothetical Share.

Section 3. Shares Available under the Plan
     (a) Shares Authorized. Subject to the provisions of Section 13, the total number of Shares with respect to which Grants may be made under the Plan shall not exceed 7,000,000. If and to the extent Options or SARs granted under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units or Other Stock-Based Awards are forfeited, terminated or otherwise not paid in full, the Shares subject to such Grants may again be available for purposes of the Plan.
     (b) Individual Limits. The maximum aggregate number of Shares that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 1,000,000 Shares, subject to adjustment as described in Section 13 below.
Section 4. Administration of the Plan
     (a) Authority of the Compensation Committee. The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:
     (i) to select the Advisors, Employees and Non-Employee Directors to whom Grants may be made;
     (ii) to determine the number of Shares subject to each such Grant;
     (iii) to determine the terms and conditions of any Grant made under the Plan;
     (iv) to determine whether to accelerate the exercisability of any or all applicable outstanding Grants at any time for any reason;
     (v) to determine the restrictions or conditions related to the delivery, holding and disposition of Shares acquired pursuant to a Grant;
     (vi) to prescribe the form of each Grant Letter;
     (vii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Compensation Committee may deem necessary or advisable to administer the Plan;
     (viii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Grant, Grant Letter or other instrument hereunder; and
     (ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Compensation Committee may deem necessary or advisable for the administration of the Plan.
     All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Compensation Committee shall be final and binding on the Grantee, his or her beneficiaries and any other Person having or claiming an interest under such Grant.

     (b) Manner of Exercise of Compensation Committee Authority. Any action of the Compensation Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, its Affiliates, Grantees, or any Person claiming any rights under the Plan from or through any Grantee, except to the extent the Compensation Committee may subsequently modify, or take further action not inconsistent with, its prior action. If not specified in the Plan, the time at which the Compensation Committee must or may make any determination shall be determined by the Compensation Committee, and any such determination may thereafter be modified by the Compensation Committee. The express grant of any specific power to the Compensation Committee, and the taking of any action by the Compensation Committee, shall not be construed as limiting any power or authority of the Compensation Committee. The Compensation Committee may delegate to officers or managers of the Company or any Affiliate of the Company the authority, subject to such terms as the Compensation Committee shall determine, to perform such functions as the Compensation Committee may determine, to the extent permitted under applicable law.
     (c) Limitation of Liability. Each member of the Compensation Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any of its Affiliates, the Company’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. To the fullest extent permitted by applicable law, no member of the Compensation Committee, nor any officer or employee of the Company acting on behalf of the Compensation Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Compensation Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.
Section 5. Options
     The Compensation Committee may grant Options to an Employee, Advisor or member of the Board upon such terms as the Compensation Committee deems appropriate. The following provisions are applicable to Options:
     (a) Number of Shares. The Compensation Committee shall determine the number of Shares that will be subject to each Grant of Options to an Employee, Advisor or member of the Board.
     (b) Type of Option and Price.
          (i) The Compensation Committee may grant ISOs or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. ISOs may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in section 424 of the Code. Nonqualified Options may be granted to Employees, Advisors or members of the Board.
          (ii) The Exercise Price of Shares subject to an Option shall be determined by the Compensation Committee and may be equal to or greater than the Fair Market Value of a Share on the date the Option is granted. However, an ISO may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in Code section 424, unless the Exercise Price per Share is not less than 110% of the Fair Market Value of a Share on the date of grant.

          (iii) Each ISO shall provide that, if the aggregate Fair Market Value of the Shares on the date of the grant with respect to which ISOs are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary of the Company, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Option.
     (c) Option Termination. Except as provided below, an Option may only be exercised while the Grantee is employed or engaged by the Company or any Affiliate as an Advisor, Employee or member of the Board. Unless otherwise determined by the Compensation Committee and set forth in a Grant Letter, Options shall terminate on the earliest of:
          (i) the date on which the Grantee is no longer employed or engaged by the Company and any Affiliate on account of the Grantee’s termination for Cause. In addition, notwithstanding any other provisions of this Section 5, if the Compensation Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed or engaged by the Company and any Affiliate or after the Grantee’s termination of employment or engagement, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all Shares underlying any exercised portion of an Option for which the Company has not yet delivered the Share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such Shares. Upon any exercise of an Option, the Company may withhold delivery of Share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture;
          (ii) the 91st day following the date the Grantee is no longer employed or engaged by the Company and any Affiliate for any reason other than Cause, death, or Disability; provided, however, that in all cases the portion of any Option that is not vested on the date of termination of employment or engagement shall terminate immediately upon such termination;
          (iii) the first anniversary of the date the Grantee’s employment or engagement by the Company and any Affiliate terminates on account of the Grantee’s death or Disability; provided, however, that the portion of any Option that is not vested on the date of such termination of employment or engagement shall terminate immediately upon such termination;
          (iv) the fifth anniversary of the date of grant as set forth in the Grant Letter; and
          (v) cancellation, termination or expiration of the Options pursuant to action taken by the Compensation Committee in accordance with Section 13.
     For purposes of the Plan, employment or engagement by the Company and any Affiliate shall mean employment or service as an Employee, Advisor or member of the Board (so that, for purposes of exercising Options, a Grantee shall not be considered to have terminated his employment or engagement until the Grantee ceases to be an Employee, Advisor and member of the Board), unless the Compensation Committee determines otherwise.
     (d) Exercise of Options. Only the vested portion of any Option may be exercised. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Compensation Committee (i) in cash, (ii) unless the Compensation Committee determines otherwise, by delivering Shares owned by the Grantee and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Compensation Committee) to ownership of Shares having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the

Federal Reserve Board, or (iv) by such other method as the Compensation Committee may approve. In addition, in the event the Compensation Committee so determines, to the extent an Option is at the time exercisable for vested shares of Company Stock, all or any part of that vested portion may be surrendered to the Company for an appreciation distribution payable in Shares with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the Shares subject to the surrendered portion exceeds the aggregate Exercise Price payable for those Shares. Shares used to exercise an Option shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the Shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Compensation Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such Shares.
     (e) Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Compensation Committee, upon the Grantee’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).
Section 6. Stock Awards
     The Compensation Committee may issue or transfer Shares to an Employee, Advisor or member of the Board under a Stock Award, upon such terms as the Compensation Committee deems appropriate. The following provisions are applicable to Stock Awards:
     (a) General Requirements. Shares issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Compensation Committee. The Compensation Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Compensation Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Letter as the “Restriction Period.”
     (b) Number of Shares. The Compensation Committee shall determine the number of Shares to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such Shares.
     (c) Requirement of Employment or Service. If the Grantee is no longer employed or engaged by the Company or any Affiliate during a period designated in the Grant Letter as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all Shares covered by the Grant as to which the restrictions have not lapsed, and those Shares must be immediately returned to the Company. The Compensation Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.
     (d) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Shares of a Stock Award except under Section 14(b) below. Unless otherwise determined by the Compensation Committee, the Company will retain possession of certificates for Shares of Stock Awards until all restrictions on such Shares have lapsed. Each certificate for a Stock Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the Shares subject to restrictions when all restrictions on such Shares have lapsed. The Compensation Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such Shares have lapsed.
     (e) Right to Vote and to Receive Dividends. Unless the Compensation Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote Shares of Stock Awards and to receive any dividends or other distributions paid on such Shares, subject to any restrictions deemed appropriate by the Compensation Committee, including, without limitation, the achievement of specific performance goals.
     (f) Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Compensation Committee. The Compensation Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.
Section 7. Stock Units
     The Compensation Committee may grant Stock Units, each of which shall represent one hypothetical Share, to an Employee, Advisor or member of the Board, upon such terms and conditions as the Compensation Committee deems appropriate. The following provisions are applicable to Stock Units:
     (a) Crediting of Units. Each Stock Unit shall represent the right of the Grantee to receive a Share or an amount of cash based on the value of a Share, if and when specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.
     (b) Terms of Stock Units. The Compensation Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Compensation Committee. The Compensation Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.
     (c) Requirement of Employment or Service. If the Grantee is no longer employed or engaged by the Company or any Affiliate prior to the vesting of Stock Units, or if other conditions established by the Compensation Committee are not met, the Grantee’s Stock Units shall be forfeited. The Compensation Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.
     (d) Payment With Respect to Stock Units. Payments with respect to Stock Units shall be made in cash, Shares or any combination of the foregoing, as the Compensation Committee shall determine.
Section 8. Stock Appreciation Rights
     The following provisions are applicable to SARs:
     (a) General Requirements. The Compensation Committee may grant SARs to an Employee, Advisor or member of the Board separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an ISO, SARs may be granted only at the time of the grant of the ISO. The Compensation Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to the per Share Exercise Price of the related Option or, if there is no related Option, an amount equal to or greater than the Fair Market Value of a Share as of the date of Grant of the SAR.
     (b) Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of Shares that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Shares covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of Shares.
     (c) Exercisability. A SAR shall be exercisable during the period specified by the Compensation Committee in the Grant Letter and shall be subject to such vesting and other restrictions as may be specified in the Grant Letter. The Compensation Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Grantee is employed or engaged by the Company or Affiliate or during the applicable period after termination of employment or engagement as described in Section 5(c) above. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.
     (d) Grants to Non-Exempt Employees. Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Compensation Committee, upon the Grantee’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).
     (e) Value of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Share on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a) above.
     (f) Form of Payment. The appreciation in a SAR shall be paid in Shares, cash or any combination of the foregoing, as the Compensation Committee shall determine. For purposes of calculating the number of Shares to be received, Shares shall be valued at their Fair Market Value on the date of exercise of the SAR.
Section 9. Other Stock-Based Awards
     The Compensation Committee may grant Other Stock-Based Awards, which are awards (other than those described in Sections 5, 6, 7 and 8 of the Plan) that are based on or measured by Shares, to any Employee, Advisor or member of the Board, on such terms and conditions as the Compensation Committee shall determine. Other Stock-Based Awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Compensation Committee shall determine.
Section 10. Dividend Equivalents
     The Compensation Committee may grant Dividend Equivalents in connection Stock Units or Other Stock-Based Awards. Dividend Equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or Shares, and upon such terms as the Compensation Committee may establish, including, without limitation, the achievement of specific performance goals.

Section 11. Qualified Performance-Based Compensation
     The Compensation Committee may determine that Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents granted to an Employee shall be considered “qualified performance-based compensation” under Code section 162(m). The following provisions shall apply to Grants of Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents that are to be considered “qualified performance-based compensation” under Code section 162(m):
     (a) Performance Goals.
          (i) When Stock Awards, Stock Units, Other Stock-Based Awards or Dividend Equivalents that are to be considered “qualified performance-based compensation” are granted, the Compensation Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance will be measured, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Compensation Committee deems appropriate and consistent with the Plan and Code section 162(m).
          (ii) The business criteria may relate to the Grantee’s business unit or the performance of the Company and its parents and subsidiaries as a whole, or any combination of the foregoing. The Compensation Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), return on assets, shareholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.
     (b) Establishment of Goals. The Compensation Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under Code section 162(m). The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Compensation Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.
     (c) Announcement of Grants. The Compensation Committee shall certify and announce the results for each performance period to all Grantees after the announcement of the Company’s financial results for the performance period. If and to the extent that the Compensation Committee does not certify that the performance goals have been met, the grants of Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents for the performance period shall be forfeited or shall not be made, as applicable. If Dividend Equivalents are granted as “qualified performance-based compensation” under Code section 162(m), a Grantee may not accrue more than $1,000,000 of such Dividend Equivalents during any calendar year.
     (d) Death, Disability or Other Circumstances. The Compensation Committee may provide that Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents shall be payable or restrictions on such Grants shall lapse, in whole or in part, in the event of the Grantee’s death or

Disability during the performance period, or under other circumstances consistent with the Treasury regulations and rulings under Code section 162(m).
Section 12. Deferrals
     The Compensation Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Grantee in connection with any Stock Units or Other Stock-Based Awards. If any such deferral election is permitted or required, the Compensation Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of Code section 409A.
Section 13. Adjustment Upon Changes in Capitalization.
     In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange or issuance of Shares or other securities, any stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar transactions or events, affects the Shares, then the Compensation Committee shall make such adjustment as is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, including adjustment in (i) the number and kind of Shares deemed to be available thereafter for Grants under Section 3, (ii) the number and kind of Shares that may be delivered or deliverable in respect of outstanding Grants, and (iii) the price per share or the applicable market value of such Grants. In addition, the Compensation Committee shall make such adjustments as are appropriate in the terms and conditions of, and the criteria included in, Grants (including, without limitation, cancellation of Grants in exchange for the in-the-money value, if any, of the vested portion thereof, cancellation of unvested Grants for no consideration, cancellation of out-of-the-money Grants for no consideration, substitution of Grants using securities of a successor or other entity, acceleration of the time that Grants expire, or adjustment of performance targets) in recognition of unusual or nonrecurring events (including, without limitation, a Change in Control or an event described in the preceding sentence) affecting the Company or any Affiliate of the Company or the financial statements of the Company or any Affiliate of the Company, or in response to changes in applicable laws, regulations or accounting principles. Any adjustments to outstanding Grants shall be consistent with Code section 409A or 424, to the extent applicable. Any adjustments determined by the Compensation Committee shall be final, binding and conclusive.
Section 14. Restrictions on Shares.
     (a) Restrictions on Issuing Shares. No Shares shall be issued or transferred under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Compensation Committee. The Compensation Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the Shares issued or transferred thereunder as the Compensation Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof.
     (b) Transfer Restrictions.
          (i) Nontransferability of Options. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (A) by will or by the laws of descent and distribution or (B) with respect to Grants other than ISOs, pursuant to a domestic relations order. When a Grantee dies, the personal representative or other Person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.
          (ii) Transfer of Nonqualified Stock Options. Notwithstanding (i) above, the Compensation Committee may provide, in a Grant Letter, that a Grantee may transfer Nonqualified Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Compensation Committee may determine; provided that the Grantee receives no consideration for the transfer of the Nonqualified Option and the transferred Nonqualified Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Option immediately before the transfer.
     (c) ISO Notice. A Grantee shall notify the Company of any disposition of Shares acquired upon exercise of an ISO if such disposition occurs within one year of the date of such exercise or within two years of the date of grant of such ISO. The Company may impose such procedures as it determines may be necessary to ensure that such notification is made.
     (d) Requirements for Issuance or Transfer of Shares. No Shares shall be issued or transferred in connection with any Grant made hereunder unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Compensation Committee. The Compensation Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the Shares as the Compensation Committee shall deem necessary or advisable, and certificates representing such Shares may be legended to reflect any such restrictions. Certificates representing Shares issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Compensation Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.
Section 15. Withholding of Taxes.
     All Grants made under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Grantee or other Person receiving or exercising Grants pay to the Company or any Affiliate the amount of any federal, state or local taxes that the Company or any Affiliate is required to withhold with respect to such Grants, or the Company or any Affiliate may deduct from other wages paid by the Company or any Affiliate the amount of any withholding taxes due with respect to such Grants. If the Compensation Committee so permits, a Grantee may elect to satisfy the applicable tax withholding obligation with respect to a Grant by having Shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Compensation Committee and may be subject to the prior approval of the Compensation Committee.
Section 16. Consequences of a Change in Control.
     (a) Notice and Acceleration. Unless the Compensation Committee determines otherwise, effective upon the date of the Change in Control, (i) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (ii) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, and (iii) all Stock Units, Other Stock-Based Awards and Dividend Equivalents shall become fully vested and shall be paid at their target values, or in such greater amounts as the Compensation Committee may determine.

     (b) Other Alternatives. Notwithstanding the foregoing, in the event of a Change in Control, in addition to the actions described in Section 13, the Compensation Committee may take one or more of the following actions with respect to any or all outstanding Grants: the Compensation Committee may (i) require that Grantees surrender their outstanding vested Options and SARs in exchange for one or more payments by the Company, in cash or Shares as determined by the Compensation Committee, in an amount equal to the amount by which the then Fair Market Value of the Shares subject to the Grantee’s unexercised, vested Options and SARs exceeds the Exercise Price of the vested Options or the base amount of the vested SARs, as applicable, (ii) provide for the cancellation of unvested Grants for no consideration, (iii) provide for the cancellation of out-of-the-money Grants for no consideration, (iv) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Compensation Committee deems appropriate, or (v) determine that outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation, (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change in Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such surrender or termination shall take place as of the date of the Change in Control or such other date as the Compensation Committee may specify.
Section 17. General Provisions
     (a) Grant Letter. Each Grant shall be evidenced by a Grant Letter. The terms and provisions of such Grant Letters may vary among Grantees and among different Grants made to the same Grantee.
     (b) No Right to Employment. The making of a Grant in any year shall not give the Grantee any right to similar grants in future years, any right to continue such Grantee’s employment relationship with the Company or its Affiliates, or, until Shares are issued, any rights as a stockholder of the Company. All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect. For purposes of the Plan, a sale of any Affiliate of the Company that employs or engages a Grantee shall be treated as the termination of such Grantee’s employment or engagement, unless the Grantee shall otherwise continue to provide services to the Company or another subsidiary of the Company as an employee or director.
     (c) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Grant. Except as otherwise provided under the Plan, the Compensation Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
     (d) No Funding. No Grantee, and no beneficiary or other Persons claiming under or through the Grantee, shall have any right, title or interest by reason of any Option to any particular assets of the Company or Affiliates of the Company, or any Shares allocated or reserved for the purposes of the Plan or subject to any Grant except as set forth herein. The Company shall not be required to establish any fund or make any other segregation of assets to assure satisfaction of the Company’s obligations under the Plan.
     (e) Governing Law; Jurisdiction. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. To the extent the Grantee is a party to an employment agreement with the Company or any of its subsidiaries that provides for binding arbitration of employment disputes, then any disputes between the Company and such Grantee arising under the Plan shall be arbitrated in accordance with the procedures set forth in such employment agreement.
     (f) Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer Shares under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to Persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that ISOs comply with the applicable provisions of Code section 422, that the Plan comply with the applicable provisions of Code section 162(m) and that, to the extent applicable, Grants be exempt from or comply with the requirements of Code section 409A. To the extent that any legal requirement of section 16 of the Exchange Act or Code sections 422, 162(m) or 409A as set forth in the Plan ceases to be required under section 16 of the Exchange Act or Code sections 422, 162(m) or 409A, that Plan provision shall cease to apply. The Compensation Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation.
     (g) Grants made in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Compensation Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. The Compensation Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for awards made by such corporation. Notwithstanding anything in the Plan to the contrary, the Compensation Committee may establish such terms and conditions of the new Grants as it deems appropriate, including setting the Exercise Price of Options at a price necessary to retain for the Grantee the same economic value as the prior options.
Section 18. Amendment or Termination.
     (a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.
     (b) No Repricing Without Stockholder Approval. Notwithstanding anything in the Plan to the contrary, the Compensation Committee may not reprice Options or SARs, nor may the Board amend the Plan to permit repricing of Options or SARs, unless the stockholders of the Company provide prior approval for such repricing. The term “repricing” shall have the meaning given that term in accordance with the applicable stock exchange in which such shares of Company Stock are registered, as in effect from time to time; provided that an adjustment to an Option or SAR pursuant to Section 13 above shall not constitute a repricing of the Option or SAR.
     (c) Stockholder Re-Approval Requirement. If Stock Awards, Stock Units, Other Stock-Based Awards or Dividend Equivalents are granted as “qualified performance-based compensation” under Section 11 above, the Plan must be reapproved by the stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 11, if required by section 162(m) of the Code or the regulations thereunder.

     (d) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.
     (e) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Compensation Committee acts under Section 17(f) above. The termination of the Plan shall not impair the power and authority of the Compensation Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 17(f) above or may be amended by agreement of the Company and the Grantee consistent with the Plan.
     (f) Effective Date of the Plan. The Plan shall be effective as of the date on which the stockholders approve the Plan.